Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS THIRD QUARTER RESULTS

Bedminster, N.J. – October 28, 2020 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its third quarter 2020 results.

This earnings release should be read in conjunction with the Company’s Q3 2020 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $143.22 million, net income of $23.16 million and diluted earnings per share (“EPS”) of $1.22 for the nine months ended September 30, 2020, compared to $128.53 million, $35.20 million and $1.81, respectively, for the nine months ended September 30, 2019.

The 2020 nine-month period included increased net interest income and increased non-interest income due principally to earnings from the Paycheck Protection Program (“PPP”) and increased wealth management income (primarily due to the acquisition of Point View Wealth Management acquired in September 2019) , which was partially offset by increased operating expenses (due in part to the previous mentioned firm acquired in September 2019).

The 2020 nine-month period also included a tax benefit of $3.2 million recorded in the first quarter of 2020 caused by the changes in the treatment of tax net operating losses (“NOL”) under the provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.   The decrease in net income and EPS for the 2020 nine-month period was the result of a $30.05 million provision for loan losses due to the current environment created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses. This compared to a $2.05 million provision for the 2019 nine-month period.

For the quarter ended September 30, 2020, the Company recorded revenue of $52.36 million, net income of $13.55 million and EPS of $0.71, compared to $44.51 million, $12.23 million and $0.63, respectively, for the same three-month period last year.

The 2020 quarter included increased net interest income and increased non-interest income due principally to earnings from the PPP and increased wealth management income (primarily due to the acquisition of Point View  in September 2019) , which was partially offset by increased operating expenses (due in part to the previous mentioned firm acquired in September 2019), and an increase in the provision for loan and lease losses to $5.15 million due to the current environment created by the COVID-19 pandemic, compared to an $800,000 provision for loan and lease losses for the 2019 quarter.

Douglas L. Kennedy, President and CEO, said, “As I mentioned last quarter, our employees worked tirelessly to process approximately 2,500 PPP applications resulting in approximately $600 million in fundings. The Bank made a decision to sell a significant portion ($355 million) of its PPP loans in the third quarter, which generated a $7.4 million gain. The sale was to a well-respected firm that focuses on the forgiveness and ongoing servicing process associated with PPP loans, who will serve our clients well. Our client relationship is still maintained as we maintained all depository relationships (including those from the PPP loan fundings) and all loan relationships outside of PPP loans. Further the sale has given us the ability to free up internal resources to focus on generating new business and continuing to provide excellent service to our clients.”

As of September 30, 2020, the Bank still holds $202 million of PPP loans (almost all of which exceed $2.0 million in original principal amount) with approximately $1.5 million of net deferred fees which will be recognized into income over the two-year maturity of the loan or as forgiven or repaid.

Mr. Kennedy also said, “The COVID-19 pandemic continues to have a devastating effect on businesses both locally and nationally. We have allowed our commercial and business clients to have their loan deferred for a six-month period. As of June 30, 2020, our deferrals stood at $914 million. As of September 30, 2020, deferrals were $828 million. An additional $247 million came off deferral status in October bringing deferrals down to $581 million. An additional $449 million is scheduled to come off in November. Further, as of this writing, our deferrals in sectors with COVID elevated residual risk (Hospitality and Food Services and Retail - Non-Grocery Anchored) totaled $95 million or 2% of total loans.

For more information about the Company’s loan deferrals, including a breakdown by loan type and industry, as well as detail concerning our loan exposure to industries, please see the Q3 2020 Investor Update (and Supplemental financial Information).

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

Year over Year Comparison

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$95.87	$89.36	$6.51	7%
Wealth management fee income (A)	30.07	28.24	1.83	6
Capital markets activity (B)	4.81	4.93	(0.12)	(2)
Other income (C)	12.47	6.00	6.47	108
Total other income	47.35	39.17	8.18	21
Operating expenses	85.71	78.15	7.56	10
Pretax income before provision for loan losses	57.51	50.38	7.13	14
Provision for loan and lease losses (D)	30.05	2.05	28.00	1,366
Pretax income	27.46	48.33	(20.87)	(43)
Income tax expense (E)	4.30	13.13	(8.83)	(67)
Net income	$23.16	$35.20	$(12.04)	(34)%
Diluted EPS	$1.22	$1.81	$(0.59)	(33)%

Total Revenue	$143.22	$128.53	$14.69	11%

Return on average assets annualized	0.54%	0.99%	(0.45)
Return on average equity annualized	6.07%	9.67%	(3.60)

(A)	The nine months ended September 30, 2020 included wealth management fee income and expense related to Point View Wealth Management, (“Point View”), which was acquired effective September 1, 2019.
(B)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(C)	The nine months ended September 30, 2020 includes a gain on sale of $7.4 million on the sale of $355 million of PPP loans.
(D)	The nine months ended September 30, 2020 included a provision for loan and lease losses of $30.05 million, which was primarily due to the current environment created by the COVID-19 pandemic.
(E)	The 2020 period included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.

September 2020 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$32.15	$30.09	$2.06	7%
Wealth management fee income (A)	10.12	9.50	0.62	7
Capital markets activity (B)	1.03	2.77	(1.74)	(63)
Other income (C)	9.06	2.15	6.91	321
Total other income	20.21	14.42	5.79	40
Operating expenses	28.46	26.26	2.20	8
Pretax income before provision for loan losses	23.90	18.25	5.65	31
Provision for loan and lease losses (D)	5.15	0.80	4.35	544
Pretax income	18.75	17.45	1.30	7
Income tax expense	5.20	5.22	(0.02)	(0)
Net income	$13.55	$12.23	$1.32	11%
Diluted EPS	$0.71	$0.63	$0.08	12%

Total Revenue	$52.36	$44.51	$7.85	18%

Return on average assets annualized	0.89%	1.00%	(0.11)
Return on average equity annualized	10.53%	9.87%	0.66

(A)	The September 2020 quarter included a full quarter of wealth management fee income and expense related to Point View, which was acquired effective September 1, 2019.
(B)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(C)	The quarter ended September 30, 2020 includes a gain on sale of $7.4 million on the sale of $355 million of PPP loans.
(D)

The September 2020 quarter included a provision for loan and lease losses of $5.15 million.  The increase in the provision for loan and lease losses was primarily due to the current environment created by the COVID-19 pandemic.

September 2020 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	September 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2020	2020	(Decrease)
Net interest income	$32.15	$31.97	$0.18	1%
Wealth management fee income	10.12	10.00	0.12	1
Capital markets activity (A)	1.03	1.01	0.02	2
Other income (B)	9.06	1.61	7.45	463
Total other income	20.21	12.62	7.59	60
Operating expenses	28.46	29.01	(0.55)	(2)
Pretax income before provision for loan losses	23.90	15.58	8.32	53
Provision for loan and lease losses	5.15	4.90	0.25	5
Pretax (loss)/income	18.75	10.68	8.07	76
Income tax expense	5.20	2.44	2.76	113
Net income	$13.55	$8.24	$5.31	64%
Diluted EPS	$0.71	$0.43	$0.28	65%

Total Revenue	$52.36	$44.59	$7.77	17%

Return on average assets annualized	0.89%	0.56%	0.33
Return on average equity annualized	10.53%	6.56%	3.97

(A)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(B)	The quarter ended September 30, 2020 includes a gain on sale of $7.4 million on the sale of $355 million of PPP loans.

The Company’s near-term priorities include:

•	Continued emphasis on the health and safety of our employees and clients.
•	Actively manage credit risk associated with the COVID-19 pandemic.
•	Grow and expand our core wealth management and commercial banking businesses.
•	Prudently manage costs, capital and liquidity, but remain opportunistic for accretive wealth M&A and talent lift-outs.
•	Evaluate office space and branch requirements.
•	Accelerate digital enhancement initiatives to improve the client experience.
•	Grow fee income to 35% to 45% of total bank revenue.

Other select highlights for the quarter included:

•

Wealth management fee income, which comprised approximately 21% of the Company’s total revenue for the nine-months ended September 30, 2020, continues to contribute significantly to the Company’s diversified revenue sources.

•	As of September 30, 2020, total C&I loans (including PPP loans) comprised 43% of the total loan portfolio.
•	Deposits totaled $4.86 billion at September 30, 2020. This reflected net growth of $616 million or 15% (19% annualized) when compared to $4.24 billion at December 31, 2019.
•	The Company’s core net interest margin stabilized in the quarter when compared to the June 2020 quarter. (See subsequent discussion of Net Interest Income / Net Interest Margin)
•

In addition to $1.3 billion (22% of total assets) of balance sheet liquidity (investments, interest-earning deposits and cash) as of September 30, 2020, the Company also has access to approximately $2.7 billion of available secured funding at the Federal Home Loan Bank and the Federal Reserve.

•

The Company’s and Bank’s capital ratios at September 30, 2020 remain strong and the Company’s tangible book value per share at September 30, 2020 was $25.53 reflecting an increase of 7% from $23.91 at September 30, 2019, despite a higher than normal provision for loan and lease losses during 2020.

•	Nonperforming assets at September 30, 2020 declined $18.1 million to $8.7 million, or 0.15% of total assets at September 30, 2020, from $26.8 million or 0.43% at June 30, 2020.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the September 2020 quarter, the Bank’s wealth management business generated $10.12 million in fee income, compared to $9.50 million for the September 2019 quarter, and $10.00 million for the June 2020 quarter. The September 2020 and June 2020 quarters included three months of fee income related to Point View, which was acquired effective September 1, 2019, while the September 2019 quarter included one month of fee income.

The market value of the Company’s assets under management and/or administration (“AUM/AUA”) increased from $7.2 billion at June 30, 2020 to a record $7.6 billion at September 30, 2020, reflecting a 6% (22% annualized) increase.

John P. Babcock, President of the “Peapack Private Wealth Management” division, said, “Client retention during the COVID-19 crisis continues to be excellent with negligible account closings and no atypical withdrawal activity. Proactive client outreach continues at full strength.” Babcock went on to note, “Year-to-date gross client inflows totaled $528 million. We continue to look to grow our wealth business organically and through acquisition, and our pipeline for both is strong.  At year-end 2020, we will combine two more of our acquired RIAs with Peapack Private to further integrate our wealth acquisitions.”

Loans / Commercial Banking

Total loans of $4.46 billion at September 30, 2020 increased $47 million when compared to the December 31, 2019 balance, and declined $441 million from $4.90 billion at June 30, 2020. Growth as compared to December 31, 2019 was driven by robust PPP loan originations of $596 million during the second quarter of 2020, which was partially offset by the sale of $355 million of PPP loans during the third quarter of 2020. Excluding PPP loan originations, 2020 origination levels were less than 2019 due to the COVID-19 pandemic.

Total C&I loans (including equipment finance leases and loans of $686 million and $202 million of PPP loans) at September 30, 2020 were $1.93 billion.  This reflected net growth of $155 million when compared to $1.78 billion at December 31, 2019. Excluding the $202 million of PPP loans at September 30, 2020, total C&I loans declined $47 million in 2020 due to the paydown of several large lines of credit, as well the Company’s workout and asset recovery efforts, including several nonaccrual and/or classified credits during Q3 2020.

The Company maintains a well-diversified loan portfolio, by loan type and by industry concentration, as detailed in the Q3 2020 Investor Update (and Supplemental Financial Information).

Mr. Kennedy noted, “Our commercial pipelines going into the fourth quarter are strong. Further, and as I noted in prior periods, our Corporate Advisory business compliments our commercial banking and wealth management businesses by giving us the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our peers. Our Corporate Advisory pipelines are also strong.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits at September 30, 2020 were $4.86 billion reflecting an increase of $616 million when compared to $4.24 billion at December 31, 2019. Noninterest bearing demand deposits increased $309 million, interest bearing demand increased $348 million, brokered deposits declined $50 million, and higher costing CDs declined $62 million.  Mr. Kennedy noted, “Of our total deposits, only 17 percent are above the FDIC insurance limit, reinforcing the “core” nature of our deposit base.”

For the quarter ended September 30, 2020, the Company’s balance sheet liquidity (investments, interest-earning deposits and cash) totaled $1.3 billion (or 22% of assets).  In addition to the $1.3 billion of balance sheet liquidity, the Company also had approximately $1.7 billion of secured funding available from the Federal Home Loan Bank. Additionally, the Company also had $1.0 billion of secured funding available from the Federal Reserve Discount Window.

Mr. Kennedy noted, “As a commercial bank, a large portion of our loans reprice when the Fed changes rates. The 150-basis point reduction in target Fed Funds near the end of Q1 2020 reduced the Company’s interest income earned on assets. However, we were able to strategically reprice our deposits over time to offset much of that decline by the end of 2020.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Nine Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2019
	NII	NIM	NII	NIM

NII/NIM excluding the below	$91,901	2.51%	$88,762	2.70%
Prepayment premiums received on loan paydowns	1,005	0.02%	914	0.03%
Effect of maintaining excess interest earning cash	(1,000)	-0.19%	(316)	-0.08%
Effect of PPP loans	3,961	-0.01%	—	0.00%
NII/NIM as reported	$95,867	2.33%	$89,360	2.65%

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2020		June 30, 2020		September 30, 2019
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$30,327	2.45%	$29,881	2.45%	$29,896	2.67%
Prepayment premiums received on loan paydowns	104	0.01%	376	0.03%	236	0.02%
Effect of maintaining excess interest earning cash	(266)	-0.24%	(263)	-0.19%	(47)	-0.09%
Effect of PPP loans	1,984	-0.02%	1,977	-0.02%	—	0.00%
NII/NIM as reported	$32,149	2.20%	$31,971	2.27%	$30,085	2.60%

As shown above, the Company’s reported NIM declined 7 basis points compared to the linked quarter, while core NIM remained flat compared to the linked quarter.

Future net interest income will be benefitted by the repricing of the Company’s time certificates of deposit (“CDs”). Over the next 12-months, approximately $510 million of CDs with an average rate of approximately 1.35% will mature.

Other Noninterest Income (other than Wealth Management fee income)

Noninterest income from Capital Markets activities (loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking income) totaled $1.03 million for the September 2020 quarter compared to $1.01 million for the June 2020 quarter and $2.77 million for the September 2019 quarter.  The September 2020 quarter reflected increased mortgage banking activity due to greater refinance activity in the current low rate environment. The higher mortgage banking activity was offset by a significant decrease in loan level back-to-back swap activities and SBA lending and sale program, as there is, and will continue to be, minimal activity for such in the current environment.

Operating Expenses

The Company’s total operating expenses were $28.46 million for the quarter ended September 30, 2020, compared to $29.01 million for the June 2020 quarter and $26.26 million for the September 2019 quarter.  The September 2020 and June 2020 quarters included three months of expenses (approximately $500,000 per quarter) related to Point View’s operations while the September 2019 quarter included one month. The June 2020 quarter also included a one-time expense of $278,000 related to the consolidation of the Whitehouse branch into the Oldwick branch. Thus far, the Bank has retained the majority of the deposits that were associated with that branch. The Company also spent $225,000 on marketing and advertising related to the PPP program during the June 2020 quarter. FDIC insurance expense increased to $605,000 in the September 2020 quarter from $455,000 in the June 2020 quarter and a credit of $277,000 in the September 2019 quarter.  The increase in FDIC expense in the September 2020 quarter was due to average asset growth, which negatively impacted some of the ratios used in calculating the quarterly assessment.

Mr. Kennedy noted, “During the fourth quarter of 2020, the Company will consolidate two of its private banking locations into existing offices which will result in future expense savings of approximately $200,000 on an annual basis. We continue to further evaluate office space and branch requirements.”

Income Taxes

The effective tax rate for the three months ended September 30, 2020 was 27.75%, as compared to 29.90% for the September 2019 quarter.  The slightly higher rate in the September 2019 quarter included higher NJ State Income Tax due to the change in NJ tax law.

During the first quarter of 2020, the Company recorded a $3.34 million tax benefit, principally due to a $3.2 million Federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the Federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the Federal tax rate was 35%, generating a permanent tax benefit.

Asset Quality / Provision for Loan and Lease Losses

For further details, see the Q3 2020 Investor Update (and Supplemental Financial Information).

Nonperforming assets at September 30, 2020 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $8.7 million, or 0.15% of total assets, down from $26.7 million, or 0.43% of total assets, at June 30, 2020 and $28.9 million, or 0.56% of total assets, at December 31, 2019.  The September 30, 2020 balance excludes one $10.0 million commercial loan classified as held for sale. Total loans past due 30 through 89 days and still accruing were $6.6 million at September 30, 2020 (of which $4.1 million made their past due payments in October), compared to $3.8 million at June 30, 2020 and $1.9 million at December 31, 2019.  During the third quarter of 2020, the Company’s asset recovery and workout efforts reduced nonperforming and classified assets.

For the quarter ended September 30, 2020, the Company’s provision for loan and lease losses was $5.15 million compared to $4.90 million for the June 2020 quarter and $800,000 for the September 2019 quarter. The increased provision for loan and lease losses in the September and June 2020 quarters reflect the current environment created by the COVID-19 pandemic which led to increased qualitative loss factors when calculating the allowance for loan losses. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) also reflect, among other things, the Company’s assessment of asset quality metrics, net loan growth, net charge-offs/recoveries, and the composition of the loan portfolio.

At September 30, 2020, the allowance for loan and lease losses was $66.15 million (1.56% of total loans, excluding PPP loans), compared to $66.07 million at June 30, 2020 (1.52% of total loans), and $43.68 million at December 31, 2019 (0.99% of total loans).

Capital

The Company’s capital position during the September 2020 quarter was benefitted by net income of $13.55 million.

The Company’s and Bank’s capital ratios at September 30, 2020 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing run under multiple scenarios, including a no growth, severely adverse case. In such case as of June 30, 2020, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay on this case, the Bank still remains well capitalized over the two-year stress period. For further details, see the Q3 2020 Investor Update (and Supplemental Financial Information).

On October 27, 2020, the Company declared a cash dividend of $0.05 per share payable on November 25, 2020 to shareholders of record on November 10, 2020.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.0 billion and AUM/AUA administration of $7.6 billion as of September 30, 2020.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2020 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	impact on our business from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we may face litigation, regulatory enforcement and reputation risk as a result of our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2019.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2020	2020	2020	2019	2019
Income Statement Data:
Interest income	$40,174	$41,649	$45,395	$45,556	$45,948
Interest expense	8,025	9,678	13,648	14,642	15,863
Net interest income	32,149	31,971	31,747	30,914	30,085
Wealth management fee income	10,119	9,996	9,955	10,120	9,501
Service charges and fees	785	695	816	893	882
Bank owned life insurance	314	318	328	325	332
Gain on loans held for sale at fair value (Mortgage banking) (A)	954	550	292	344	198
Gain/(loss) on loans held for sale at lower of cost or fair value(B)	7,429	—	(3)	(4)	(6)
Fee income related to loan level, back-to-back swaps (A)	—	202	1,418	2,459	2,349
Gain on sale of SBA loans (A)	79	258	1,054	929	224
Other income	531	482	459	504	902
Securities gains/(losses), net	—	125	198	(45)	34
Total other income	20,211	12,626	14,517	15,525	14,416
Salaries and employee benefits	19,202	19,186	19,226	17,954	17,476
Premises and equipment	4,109	4,036	4,043	3,898	3,849
FDIC insurance expense	605	455	250	—	(277)
Other expenses	4,545	5,337	4,716	4,849	5,211
Total operating expenses	28,461	29,014	28,235	26,701	26,259
Pretax income before provision for loan losses	23,899	15,583	18,029	19,738	18,242
Provision for loan and lease losses (C)	5,150	4,900	20,000	1,950	800
Income/(loss) before income taxes	18,749	10,683	(1,971)	17,788	17,442
Income tax expense/(benefit) (D)	5,202	2,441	(3,344)	5,555	5,216
Net income	$13,547	$8,242	$1,373	$12,233	$12,226

Total revenue (E)	$52,360	$44,597	$46,264	$46,439	$44,501
Per Common Share Data:
Earnings per share (basic)	$0.72	$0.44	$0.07	$0.64	$0.63
Earnings per share (diluted)	0.71	0.43	0.07	0.64	0.63
Weighted average number of common shares outstanding:
Basic	18,908,337	18,872,070	18,858,343	18,966,917	19,314,666
Diluted	19,132,650	19,059,822	19,079,575	19,207,738	19,484,905
Performance Ratios:
Return on average assets annualized (ROAA)	0.89%	0.56%	0.11%	0.98%	1.00%
Return on average equity annualized (ROAE)	10.53%	6.56%	1.08%	9.81%	9.87%
Net interest margin (tax-equivalent basis)	2.20%	2.27%	2.57%	2.60%	2.60%
GAAP efficiency ratio (F)	54.36%	65.06%	61.03%	57.50%	59.01%
Operating expenses / average assets annualized	1.86%	1.97%	2.18%	2.13%	2.16%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of PPP loans of 355 million completed in the September quarter.
(C)	The March 2020, June 2020 and September 2020 quarter included a higher provision for loan and lease losses primarily due to the current environment created by the COVID-19 pandemic.
(D)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(E)	Total revenue includes net interest income plus total other income.
(F)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Nine Months Ended
	September 30,		Change
	2020	2019	$	%
Income Statement Data:
Interest income	$127,218	$135,114	$(7,896)	-6%
Interest expense	31,351	45,754	(14,403)	-31%
Net interest income	95,867	89,360	6,507	7%
Wealth management fee income	30,070	28,243	1,827	6%
Service charges and fees	2,296	2,595	(299)	-12%
Bank owned life insurance	960	996	(36)	-4%
Gain on loans held for sale at fair value (Mortgage banking) (A)	1,796	377	1,419	376%
Gain on loans held for sale at lower of cost or fair value (B)	7,426	(6)	7,432	-123867%
Fee income related to loan level, back-to-back swaps (A)	1,620	3,340	(1,720)	-51%
Gain on sale of SBA loans (A)	1,391	1,216	175	14%
Other income	1,472	2,248	(776)	-35%
Securities gains/(losses), net	323	162	161	99%
Total other income	47,354	39,171	8,183	21%
Salaries and employee benefits	57,614	52,175	5,439	10%
Premises and equipment	12,188	10,837	1,351	12%
FDIC insurance expense	1,310	277	1,033	373%
Other expenses	14,598	14,858	(260)	-2%
Total operating expenses	85,710	78,147	7,563	10%
Pretax income before provision for loan losses	57,511	50,384	7,127	14%
Provision for loan and lease losses (C)	30,050	2,050	28,000	1366%
Income before income taxes	27,461	48,334	(20,873)	-43%
Income tax (benefit)/expense (D)	4,299	13,133	(8,834)	-67%
Net income	$23,162	$35,201	$(12,039)	-34%

Total revenue (E)	$143,221	$128,531	$14,690	11%
Per Common Share Data:
Earnings per share (basic)	$1.23	$1.82	$(0.59)	-32%
Earnings per share (diluted)	1.22	1.81	(0.59)	-33%
Weighted average number of common shares outstanding:
Basic	18,879,688	19,370,627	(490,939)	-3%
Diluted	19,052,605	19,496,721	(444,116)	-2%
Performance Ratios:
Return on average assets annualized (ROAA)	0.54%	0.99%	(0.45)%	-46%
Return on average equity annualized (ROAE)	6.07%	9.67%	(3.60)%	-37%
Net interest margin (tax-equivalent basis)	2.33%	2.65%	(0.32)%	-12%
GAAP efficiency ratio (F)	59.84%	60.80%	(0.95)%	-2%
Operating expenses / average assets annualized	1.99%	2.21%	(0.22)%	-10%
(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of PPP loans of $355 million completed in the September quarter.
(C)	The increase in the provision for loan and lease losses in 2020 was primarily due to the current environment created by the COVID-19 pandemic.
(D)	2020 year included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(E)	Total revenue includes net interest income plus total other income.
(F)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2020	2020	2020	2019	2019
ASSETS
Cash and due from banks	$8,400	$5,608	$6,171	$6,591	$5,770
Federal funds sold	102	102	102	102	101
Interest-earning deposits	670,863	617,117	767,730	201,492	221,242
Total cash and cash equivalents	679,365	622,827	774,003	208,185	227,113
Securities available for sale	596,929	539,742	400,558	390,755	349,989
Equity security	15,159	15,159	14,034	10,836	7,881
FHLB and FRB stock, at cost	18,433	18,598	40,871	24,068	21,403
Residential mortgage	532,120	536,015	532,063	552,019	561,543
Multifamily mortgage	1,168,796	1,178,494	1,203,487	1,210,003	1,197,093
Commercial mortgage	722,678	761,910	760,648	761,244	721,261
Commercial loans (A)	1,930,984	2,316,125	1,810,214	1,776,450	1,575,076
Consumer loans	51,859	53,111	53,365	54,372	53,829
Home equity lines of credit	52,194	54,006	55,856	57,248	58,423
Other loans	260	272	347	349	380
Total loans	4,458,891	4,899,933	4,415,980	4,411,685	4,167,605
Less: Allowances for loan and lease losses	66,145	66,065	63,783	43,676	41,580
Net loans	4,392,746	4,833,868	4,352,197	4,368,009	4,126,025
Premises and equipment	21,668	21,449	21,243	20,913	20,898
Other real estate owned	50	50	50	50	336.00
Accrued interest receivable	22,192	15,956	11,816	10,494	11,759
Bank owned life insurance	46,645	46,479	46,309	46,128	45,940
Goodwill and other intangible assets	39,622	39,943	40,265	40,588	41,111
Finance lease right-of-use assets	4,517	4,704	4,891	5,078	5,265
Operating lease right-of-use assets	10,011	10,810	11,553	12,132	10,328
Other assets (B)	110,770	111,630	113,668	45,643	57,361
TOTAL ASSETS	$5,958,107	$6,281,215	$5,831,458	$5,182,879	$4,925,409

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$838,307	$911,989	$581,085	$529,281	$544,464
Interest-bearing demand deposits	1,858,529	1,804,102	1,680,452	1,510,363	1,352,471
Savings	127,737	123,140	112,668	112,652	115,448
Money market accounts	1,251,349	1,183,603	1,163,410	1,196,313	1,196,188
Certificates of deposit – Retail	586,801	629,941	651,000	633,763	583,425
Certificates of deposit – Listing Service	32,677	35,327	38,895	47,430	55,664
Subtotal “customer” deposits	4,695,400	4,688,102	4,227,510	4,029,802	3,847,660
IB Demand – Brokered	130,000	130,000	180,000	180,000	180,000
Certificates of deposit – Brokered	33,750	33,736	33,723	33,709	33,696
Total deposits	4,859,150	4,851,838	4,441,233	4,243,511	4,061,356
Short-term borrowings	15,000	15,000	515,000	128,100	67,000
FHLB advances	105,000	105,000	105,000	105,000	105,000
Paycheck Protection Program Liquidity Facility (C)	183,790	535,837	—	—	—
Finance lease liability	6,976	7,196	7,402	7,598	7,793
Operating lease liability	10,318	11,116	11,852	12,423	10,619
Subordinated debt, net	83,585	83,529	83,473	83,417	83,361
Other liabilities (B)	156,472	163,719	160,173	91,227	94,930
Due to brokers	15,088	—	10,885	7,951	—
TOTAL LIABILITIES	5,435,379	5,773,235	5,335,018	4,679,227	4,430,059
Shareholders’ equity	522,728	507,980	496,440	503,652	495,350
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$5,958,107	$6,281,215	$5,831,458	$5,182,879	$4,925,409
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$7.6	$7.2	$6.4	$7.5	$7.0
(A)	Includes PPP loans of $202 million at September 30, 2020 and $547 million at June 30, 2020.
(B)	The increase in other assets and other liabilities at March 31, 2020, June 30, 2020 and September 30, 2020 was primarily due to the change in the fair value of our back-to-back swap program.

(C)	Represents funding provided by the Federal Reserve for pledged PPP loans at June 30, 2020 and September 30, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2020	2020	2020	2019	2019
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	8,611	26,697	29,324	28,881	29,383
Other real estate owned	50	50	50	50	336
Total nonperforming assets	$8,661	$26,747	$29,374	$28,931	$29,719

Nonperforming loans to total loans	0.19%	0.54%	0.66%	0.65%	0.71%
Nonperforming assets to total assets	0.15%	0.43%	0.50%	0.56%	0.60%

Performing TDRs (B)(C)	$2,278	$2,376	$2,389	$2,357	$2,527

Loans past due 30 through 89 days and still accruing (D)	$6,609	$3,785	$8,261	$1,910	$6,333

Loans subject to special mention	$129,700	$27,922	$13,222	$13,643	$21,870

Classified loans	$41,263	$63,562	$58,938	$58,908	$53,882

Impaired loans	$15,514	$33,708	$36,369	$35,924	$36,627

Allowance for loan and lease losses:
Beginning of period	$66,065	$63,783	$43,676	$41,580	$39,791
Provision for loan and lease losses	5,150	4,900	20,000	1,950	800
(Charge-offs)/recoveries, net	(5,070)	(2,618)	107	146	989
End of period	$66,145	$66,065	$63,783	$43,676	$41,580

ALLL to nonperforming loans	768.15%	247.46%	217.51%	151.23%	141.51%
ALLL to total loans (E)	1.56%	1.52%	1.44%	0.99%	1.00%
General ALLL to total loans (E)(F)	1.56%	1.42%	1.30%	0.93%	0.93%
(A)	Excludes one commercial loan held for sale of $10.0 million at September 30, 2020.
(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $15.2 million at September 30, 2020, $23.2 million at June 30, 2020, $25.9 million at March 31, 2020, $25.8 million at December 31, 2019 and $19.7 million at September 30, 2019, of TDRs included in nonaccrual loans.

(D)

Of the $6.6 million at September 30, 2020, $4.1 million made their past due payments in October.  Includes a non-owner occupied CRE loan with a balance of $3.5 million at March 31, 2020.  This loan was brought fully current in early April 2020.  The $6.3 million at September 30, 2019 included one $4.3 million commercial real estate loan that was in process of a rate modification (not a TDR modification).  The loan was brought fully current in early October 2019.

(E)	The September 30, 2020 and June 30, 2020 ALLL coverage ratios exclude PPP loans of $202 million and $547 million, respectively, from total loans.
(F)	Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,	September 30,
	2020	2019	2019
Capital Adequacy
Equity to total assets (A)(J)	8.77%	9.72%	10.06%
Tangible Equity to tangible assets (B)	8.16%	9.01%	9.30%
Tangible Equity to tangible assets excluding PPP loans (C)	8.45%	9.01%	9.30%
Book value per share (D)	$27.62	$26.61	$26.07
Tangible Book Value per share (E)	$25.53	$24.47	$23.91

	September 30,		December 31,		September 30,
	2020		2019		2019
Regulatory Capital – Holding Company
Tier I leverage	$483,782	8.54%	$463,521	9.33%	$455,179	9.43%
Tier I capital to risk-weighted assets	483,782	11.76	463,521	11.14	455,179	11.23
Common equity tier I capital ratio to risk-weighted assets	483,747	11.75	463,520	11.14	455,177	11.23
Tier I & II capital to risk-weighted assets	618,993	15.04	590,614	14.20	580,120	14.31

Regulatory Capital – Bank
Tier I leverage (F)	$547,761	9.68%	$527,833	10.63%	$534,351	11.08%
Tier I capital to risk-weighted assets (G)	547,761	13.33	527,833	12.70	534,351	13.20
Common equity tier I capital ratio to risk-weighted assets (H)	547,726	13.33	527,832	12.70	534,349	13.20
Tier I & II capital to risk-weighted assets (I)	599,314	14.58	571,509	13.76	575,931	14.23

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)

Tangible equity and tangible assets excluding PPP loans are calculated by excluding the balance of intangible assets from shareholders’ equity and excluding the balance of intangible assets and PPP loans from total assets. Tangible equity as a percentage of tangible assets excluding PPP loans at period end is calculated by dividing tangible equity by tangible assets excluding PPP loans at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(D)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(E)

Tangible book value per excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(F)	Regulatory well capitalized standard = 5.00% ($283 million)
(G)	Regulatory well capitalized standard = 8.00% ($329 million)
(H)	Regulatory well capitalized standard = 6.50% ($267 million)
(I)	Regulatory well capitalized standard = 10.00% ($411 million)
(J)	PPP loans with a balance of $202 million increased total assets at September 30, 2020. Equity to total assets would be 9.08% if PPP loans were excluded from total assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2020	2020	2020	2019	2019
Residential loans retained	$32,599	$18,627	$14,831	$17,115	$19,073
Residential loans sold	54,521	37,061	19,391	21,255	15,846
Total residential loans	87,120	55,688	34,222	38,370	34,919
Commercial real estate	1,613	748	8,858	52,630	43,414
Multifamily	1,500	11,960	61,998	63,627	77,138
Commercial (C&I) loans (A) (B)	118,048	99,294	42,908	174,946	228,903
SBA (C)	4,962	595,651	13,830	19,195	3,510
Wealth lines of credit (A)	2,000	500	3,250	42,575	6,980
Total commercial loans	128,123	708,153	130,844	352,973	359,945
Installment loans	253	950	256	984	362
Home equity lines of credit (A)	4,759	4,280	3,632	2,414	5,631
Total loans closed	$220,255	$769,071	$168,954	$394,741	$400,857

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2020	2019
Residential loans retained	$66,057	$51,910
Residential loans sold	110,973	28,721
Total residential loans	177,030	80,631
Commercial real estate	11,219	98,643
Multifamily	75,458	156,864
Commercial (C&I) loans (A) (B)	260,250	513,975
SBA (C)	614,443	16,300
Wealth lines of credit (A)	5,750	21,085
Total commercial loans	967,120	806,867
Installment loans	1,459	2,417
Home equity lines of credit (A)	12,671	10,864
Total loans closed	$1,158,280	$900,779

(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $596 million for the three months ended June 30, 2020 and for the nine months ended September 30, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2020			September 30, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$553,607	$2,182	1.58%	$393,386	$2,477	2.52%
Tax-exempt (A) (B)	9,127	116	5.08	13,497	165	4.89

Loans (B) (C):
Mortgages	529,500	4,437	3.35	567,097	4,811	3.39
Commercial mortgages	1,929,319	15,115	3.13	1,856,216	17,870	3.85
Commercial	2,134,399	17,653	3.31	1,530,131	18,605	4.86
Commercial construction	4,395	55	5.01	2,619.00	51.00	7.79
Installment	52,659	377	2.86	53,891	560	4.16
Home equity	53,373	444	3.33	58,573	736	5.03
Other	283	7	9.89	396	11	11.11
Total loans	4,703,928	38,088	3.24	4,068,923	42,644	4.19
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	652,832	159	0.10	256,865	1,362	2.12
Total interest-earning assets	5,919,596	40,545	2.74%	4,732,772	46,648	3.94%
Noninterest-earning assets:
Cash and due from banks	7,479			5,628
Allowance for loan and lease losses	(68,110)			(40,806)
Premises and equipment	21,511			21,121
Other assets	242,017			151,265
Total noninterest-earning assets	202,897			137,208
Total assets	$6,122,493			$4,869,980

LIABILITIES:
Interest-bearing deposits:
Checking	$1,828,780	$1,130	0.25%	$1,410,837	$4,467	1.27%
Money markets	1,235,040	920	0.30	1,184,589	4,227	1.43
Savings	125,016	16	0.05	113,961	16	0.06
Certificates of deposit – retail	642,732	2,529	1.57	649,393	3,781	2.33
Subtotal interest-bearing deposits	3,831,568	4,595	0.48	3,358,780	12,491	1.49
Interest-bearing demand – brokered	130,000	636	1.96	180,000	901	2.00
Certificates of deposit – brokered	33,742	267	3.17	33,688	267	3.17
Total interest-bearing deposits	3,995,310	5,498	0.55	3,572,468	13,659	1.53
Borrowings	475,465	1,221	1.03	114,584	886	3.09
Capital lease obligation	7,054	84	4.76	7,866	94	4.78
Subordinated debt	83,552	1,222	5.85	83,329	1,224	5.88
Total interest-bearing liabilities	4,561,381	8,025	0.70%	3,778,247	15,863	1.68%
Noninterest-bearing liabilities:
Demand deposits	872,560			512,497
Accrued expenses and other liabilities	173,816			83,554
Total noninterest-bearing liabilities	1,046,376			596,051
Shareholders’ equity	514,736			495,682
Total liabilities and shareholders’ equity	$6,122,493			$4,869,980
Net interest income		$32,520			$30,785
Net interest spread			2.04%			2.26%
Net interest margin (D)			2.20%			2.60%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2020			June 30, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$553,607	$2,182	1.58%	$437,288	$2,108	1.93%
Tax-exempt (A) (B)	9,127	116	5.08	10,137	129	5.09

Loans (B) (C):
Mortgages	529,500	4,437	3.35	530,087	4,497	3.39
Commercial mortgages	1,929,319	15,115	3.13	2,083,310	16,147	3.10
Commercial	2,134,399	17,653	3.31	2,038,530	18,204	3.57
Commercial construction	4,395	55	5.01	3,296	44	5.34
Installment	52,659	377	2.86	52,859	371	2.81
Home equity	53,373	444	3.33	54,869	453	3.30
Other	283	7	9.89	318	7	8.81
Total loans	4,703,928	38,088	3.24	4,763,269	39,723	3.34
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	652,832	159	0.10	497,764	109	0.09
Total interest-earning assets	5,919,596	40,545	2.74%	5,708,560	42,069	2.95%
Noninterest-earning assets:
Cash and due from banks	7,479			5,437
Allowance for loan and lease losses	(68,110)			(64,109)
Premises and equipment	21,511			21,462
Other assets	242,017			234,357
Total noninterest-earning assets	202,897			197,147
Total assets	$6,122,493			$5,905,707

LIABILITIES:
Interest-bearing deposits:
Checking	$1,828,780	$1,130	0.25%	$1,748,753	$1,642	0.38%
Money markets	1,235,040	920	0.30	1,207,816	1,473	0.49
Savings	125,016	16	0.05	118,878	16	0.05
Certificates of deposit – retail	642,732	2,529	1.57	676,498	3,147	1.86
Subtotal interest-bearing deposits	3,831,568	4,595	0.48	3,751,945	6,278	0.67
Interest-bearing demand – brokered	130,000	636	1.96	150,330	700	1.86
Certificates of deposit – brokered	33,742	267	3.17	33,729	264	3.13
Total interest-bearing deposits	3,995,310	5,498	0.55	3,936,004	7,242	0.74
Borrowings	475,465	1,221	1.03	330,514	1,127	1.36
Capital lease obligation	7,054	84	4.76	7,270	87	4.79
Subordinated debt	83,552	1,222	5.85	83,496	1,222	5.85
Total interest-bearing liabilities	4,561,381	8,025	0.70%	4,357,284	9,678	0.89%
Noninterest-bearing liabilities:
Demand deposits	872,560			873,926
Accrued expenses and other liabilities	173,816			171,814
Total noninterest-bearing liabilities	1,046,376			1,045,740
Shareholders’ equity	514,736			502,683
Total liabilities and shareholders’ equity	$6,122,493			$5,905,707
Net interest income		$32,520			$32,391
Net interest spread			2.04%			2.06%
Net interest margin (D)			2.20%			2.27%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2020			September 30, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$467,881	$6,749	1.92%	$391,032	$7,800	2.66%
Tax-exempt (A) (B)	9,930	376	5.05	15,904	581	4.87

Loans (B) (C):
Mortgages	531,563	13,510	3.39	568,902	14,541	3.41
Commercial mortgages	1,989,256	49,745	3.33	1,822,341	53,472	3.91
Commercial	1,977,597	54,450	3.67	1,442,827	52,659	4.87
Commercial construction	4,440	187	5.62	883	51	8
Installment	53,165	1,212	3.04	54,552	1,722	4.21
Home equity	54,627	1,512	3.69	60,695	2,319	5.09
Other	321	23	9.55	394	32	10.83
Total loans	4,610,969	120,639	3.49	3,950,594	124,796	4.21
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	468,064	820	0.23	245,153	3,897	2.12
Total interest-earning assets	5,556,946	128,584	3.09%	4,602,784	137,074	3.97%
Noninterest-earning assets:
Cash and due from banks	6,149			5,436
Allowance for loan and lease losses	(58,896)			(39,638)
Premises and equipment	21,373			21,253
Other assets	212,716			133,830
Total noninterest-earning assets	181,342			120,881
Total assets	$5,738,288			$4,723,665

LIABILITIES:
Interest-bearing deposits:
Checking	$1,706,558	$6,219	0.49%	$1,321,248	$12,299	1.24%
Money markets	1,211,720	5,374	0.59	1,196,778	12,978	1.45
Savings	118,291	47	0.05	113,552	48	0.06
Certificates of deposit – retail	672,308	9,370	1.86	622,509	10,476	2.24
Subtotal interest-bearing deposits	3,708,877	21,010	0.76	3,254,087	35,801	1.47
Interest-bearing demand – brokered	153,358	2,259	1.96	180,000	2,476	1.83
Certificates of deposit – brokered	33,729	794	3.14	45,412	958	2.81
Total interest-bearing deposits	3,895,964	24,063	0.82	3,479,499	39,235	1.50
Borrowings	330,324	3,360	1.36	108,526	2,558	3.14
Capital lease obligation	7,266	261	4.79	8,052	290	4.80
Subordinated debt	83,496	3,667	5.86	83,272	3,671	5.88
Total interest-bearing liabilities	4,317,050	31,351	0.97%	3,679,349	45,754	1.66%
Noninterest-bearing liabilities:
Demand deposits	763,414			494,023
Accrued expenses and other liabilities	149,187			64,806
Total noninterest-bearing liabilities	912,601			558,829
Shareholders’ equity	508,637			485,487
Total liabilities and shareholders’ equity	$5,738,288			$4,723,665
Net interest income		$97,233			$91,320
Net interest spread			2.12%			2.31%
Net interest margin (D)			2.33%			2.65%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2020	2020	2020	2019	2019
Shareholders’ equity	$522,728	$507,980	$496,440	$503,652	$495,350
Less: Intangible assets, net	39,622	39,943	40,265	40,588	41,111
Tangible equity	483,106	468,037	456,175	463,064	454,239

Period end shares outstanding	18,924,953	18,905,135	18,852,523	18,926,810	18,999,241
Tangible book value per share	$25.53	$24.76	$24.20	$24.47	$23.91
Book value per share	27.62	26.87	26.33	26.61	26.07

Tangible Equity to Tangible Assets
Total assets	$5,958,107	$6,281,215	$5,831,458	$5,182,879	$4,925,409
Less: Intangible assets, net	39,622	39,943	40,265	40,588	41,111
Tangible assets	5,918,485	6,241,272	5,791,193	5,142,291	4,884,298
Less: PPP Loans	201,991	547,004	—	—	—
Tangible Assets excluding PPP Loans	5,716,494	5,694,268	5,791,193	5,142,291	4,884,298
Tangible equity to tangible assets	8.16%	7.50%	7.88%	9.01%	9.30%
Tangible equity to tangible assets excluding PPP loans	8.45%	8.22%	7.88%	9.01%	9.30%
Equity to assets (A)	8.77%	8.09%	8.51%	9.72%	10.06%

(A)

Equity to total assets would be 9.08% if PPP loans of $202 million were excluded from total assets as of September 30, 2020. Equity to total assets would be 8.86% if PPP loans of $547 million were excluded from total assets as of June 30, 2020.

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 30,	Sept 30,
Efficiency Ratio	2020	2020	2020	2019	2019
Net interest income	$32,149	$31,971	$31,747	$30,914	$30,085
Total other income	20,211	12,626	14,517	15,525	14,416
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	(7,429)	—	3	4	6
Less: Income from life insurance proceeds	—	—	—	—	—
Add: Securities (gains)/losses, net	—	(125)	(198)	45	(34)
Total recurring revenue	44,931	44,472	46,069	46,488	44,473

Operating expenses	28,461	29,014	28,235	26,701	26,259
Less: ORE provision	—	—	—	—	—
Total operating expense	28,461	29,014	28,235	26,701	26,259

Efficiency ratio	63.34%	65.24%	61.29%	57.44%	59.04%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2020	2019
Net interest income	$95,867	$89,360
Total other income	47,354	39,171
Add: Securities (gains)/losses, net	(323)	(162)
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	(7,426)	—
Total recurring revenue	135,472	128,369

Operating expenses	85,710	78,147
Less: ORE provision	—	—
Total operating expense	85,710	78,147

Efficiency ratio	63.27%	60.88%